SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Schedule 13E-3
                        Rule 13e-3 Transaction Statement
       (Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

                                (Amendment No. 2)

                             SEER TECHNOLOGIES, INC.
               --------------------------------------------------
                                (Name of Issuer)

                              LEVEL 8 SYSTEMS, INC.

                               LIRAZ SYSTEMS LTD.
                 ----------------------------------------------
                      (Name of Person(s) Filing Statement)

                    Common Shares, par value $0.01 per share

                         (Title of Class of Securities)

                                   815780 10 1
                 ----------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  Arie Killman
                              Level 8 Systems, Inc.
                            1250 Broadway, 35th Floor
                               New York, NY 10001
                                 (212) 244-1234
                 ----------------------------------------------

       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)
                                    Copy to:

                             Edward W. Kerson, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 969-3000
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         This statement is filed in connection with (check the appropriate box):
a. |_|   The  filing  of  solicitation  materials  or an  information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. |_|   The  filing  of a  registration statement  under the Securities Act of 1933.
c. |X|   A tender offer.
d. |_|   None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: |_|


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




Calculation of Filing Fee


    Transaction valuation                            Amount of filing fee
        $1,697,409 (1)                                    $339.48 (2)
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(1)      Calculated by multiplying $0.35, the per share tender offer price, by
         4,849,739, the number of shares of common stock being sought in the tender offer.
(2)      Calculated as 1/50 of 1% of the transaction value.

|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $339.48

Form or Registration No.: 14D-1

Filing Party: Level 8 Systems, Inc.

Date Filed: February 1, 1999


                                Page 1 of 5 Pages


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                                 Amendment No. 2

     The undersigned hereby amend Items 16 and 17 or their Schedule 13E-3 as hereinafter set forth.

Item 16.  Additional Information.

         Item 16 is hereby amended to add the following:

         The terms of the Press Release of Level 8 Systems, Inc. dated March 2, 1999 and attached to this amendment as Exhibit (d)(9) are incorporated herein by reference.


Item 17. Material to be Filed as Exhibits.

         Item 17 is hereby amended to add the following exhibit:

         (d)(9)   Press Release dated March 2, 1999



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




                                    SIGNATURE


     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 2, 1999          LEVEL 8 SYSTEMS, INC.


                              By:     /s/ Arie Kilman
                                 ------------------------------
                                  Name: Arie Kilman
                                  Title:  Chairman of the Board and
                                           Chief Executive Officer



                               LIRAZ SYSTEMS LTD.


                               By:     /s/  Arie Kilman